Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-132713, 333-63228, 333-114161, 333-150346 on Form S-8 of Neonode Inc. of our report dated March 31, 2011, relating to the consolidated financial statements of Neonode Inc. and subsidiary appearing in the Annual Report on Form 10-K for the years ended December 31, 2010 and 2009 (which report expreses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about Neonode Inc.'s ability to continue as a going concern.)

/s/ KMJ Corbin & Company LLP
Costa Mesa, California
March 31, 2011